EXHIBIT 99.1

Investor Relations contact:
Jeffrey P. Harris
Tel: 415-278-7933
investor_relations@gymboree.com

Media Relations contact:
Jamie Falkowski
Tel : 415-278-7942
media_relations@gymboree.com

The Gymboree Corporation Announces Second Quarter 2008 Sales

San Francisco, Calif., August 7, 2008 - The Gymboree Corporation (NASDAQ: GYMB) reported net sales from retail operations for the thirteen-week period ended August 2, 2008, of $202.8 million, an increase of 13% compared to net sales from retail operations of $179.9 million for the second fiscal quarter of the prior year. Comparable store sales for the fiscal quarter increased 1% compared to a 5% increase in comparable store sales for the second quarter of 2007.

For the second fiscal quarter, the Company now expects earnings to be in the range of $0.23 to $0.25 per diluted share, an increase of $0.05 over our prior guidance. Full year earnings are expected in the range of $3.15 to $3.20 per diluted share.

“We are pleased to be raising guidance for the second quarter,” said Matthew McCauley, Chairman and Chief Executive Officer. “Our execution on a broad range of strategies including promotions, markdown optimization and tight expense management drove meaningful earnings growth in spite of a difficult retail environment.”

Management Presentations

For more information about July business, please listen to The Gymboree Corporation’s sales recording by calling the Company’s Investor Relations Hotline at 415-278-7933. The recording will be available Thursday, August 7 at 7:55 a.m. ET through Wednesday, August 13 at 11:59 p.m. PT.

The live broadcast of the discussion of second quarter 2008 financial results will be available to interested parties at 1:30 p.m. PT (4:30 p.m. ET) on Wednesday, August 20, 2008. To listen to the live broadcast over the internet, please log on to www.gymboree.com, click on “Our Company” at the bottom of the page, go to “Investor and Media Relations” and then “Conference Calls, Webcasts & Presentations.” A replay of the call will be available two hours after the broadcast through midnight ET, Wednesday, August 27, 2008, at 800-642-1687, Passcode 32948531.

About The Gymboree Corporation

The Gymboree Corporation’s specialty retail brands offer unique, high-quality products delivered with personalized customer service. As of August 2, 2008, the Company operated a total of 835 retail stores: 606 Gymboree® stores (577 in the United States and 29 in Canada), 104 Gymboree Outlet stores, 101 Janie and Jack® shops and 24 Crazy 8™ stores in the United States. The Company also operates online stores at www.gymboree.com, www.janieandjack.com, and www.crazy8.com. The Company also offers directed parent-child developmental play programs at 597 franchised and Company-operated centers in the United States and 30 other countries.

Forward-Looking Statements

The foregoing financial information for the second fiscal quarter ended August 2, 2008, is unaudited and subject to quarter-end and year-end adjustment. The foregoing paragraphs contain forward-looking statements relating to The Gymboree Corporation’s anticipated sales growth and future financial performance. These are forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Actual results could vary materially as a result of a number of factors, including customer reactions to new merchandise, service levels and new concepts, success in meeting our delivery targets, the level of our promotional activity, our gross margin achievement, our ability to appropriately manage inventory, general economic conditions, effects of future embargos from countries used to source product, and competitive market conditions. Other factors that may cause actual results to differ materially include those set forth in the reports that we file from time to time with the Securities and Exchange Commission, including our annual report on Form 10-K for the year-ended February 2, 2008. These forward-looking statements reflect The Gymboree Corporation’s expectations as of August 2, 2008. The Gymboree Corporation undertakes no obligation to update the information provided herein.

Gymboree and Janie and Jack are registered trademarks of The Gymboree Corporation. Crazy 8 is a trademark of The Gymboree Corporation.

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